Exhibit (5)(a)

Louie Pastor Executive Vice President, Chief Corporate Development Officer and Chief Legal Officer

Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Louie.Pastor@xerox.com tel: 203-849-2312

June 29, 2021

Xerox Holdings Corporation

201 Merritt 7

Norwalk, CT 06851

Ladies and Gentlemen:

As Chief Legal Officer of Xerox Holdings Corporation, a New York corporation (the “Company”), I am familiar with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 29, 2021 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of up to 500,000 shares (the “Shares”) of common stock of the Company, par value $1.00 per share (the “Common Stock”), which may be issued upon exercise of options, rights and other awards granted and to be granted pursuant to the Xerox Holdings Corporation Amended and Restated Equity Compensation Plan For Non-Employee Directors (2021 Restatement) (as from time to time amended, the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, either I or other lawyers in the Office of General Counsel of the Company who report to me have examined (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Restated Certificate of Incorporation and By-laws, each as amended to date, (iv) certain minutes of meetings of the Board of Directors and shareholders of the Company and (v) such other documents and matters of law as have been considered necessary or desirable in rendering the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such documents. In making my examination of executed documents I have assumed the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof on such parties (other than the Company). As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied on statements and representations of officers and other representatives of the Company, of public officials and others.

My opinions set forth herein are limited to the laws of the State of New York and the United States of America, in each case that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the laws and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing, it is my opinion that:

1)	The Company has been duly incorporated and is validly existing in good standing under the laws of the State of New York.

2)

The Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the holders thereof under the laws of the State of New York.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Louis J. Pastor
Louis J. Pastor
Chief Legal Officer
Xerox Holdings Corporation